Exhibit 99.1

SUPERCLICK, INC. AMENDS ITS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED
JANUARY 31, 2005

Up 366% Year-Over-Year on Restated Basis

San Diego, CA, June 13, 2005 (PRIMEZONE via COMTEX) -- Superclick, Inc. (OTCBB:SPCK) today announced that it has amended its 10QSB-A for the first quarter ended January 31, 2005. The amended 10-QSB/A reflects restated financial statements including (1) the gain on forgiveness of debt representing the forgiveness of three notes from Superclick Networks, Inc. that were forgiven during the fiscal year ended October 31, 2003. The forgiveness of debt should have been stated at $169,441, with the additional amount of $130,000 representing the forgiveness of debt by Superclick, Inc. of the note from Superclick Networks, Inc; (2) a change from the fixed accounting for stock options to variable accounting method; and (3) a deferral of revenue for the year ended October 31, 2004 and the quarter ended January 31, 2005 derived from support and maintenance upgrade activities.

On a restated basis, net Sales for the three months ended January 31, 2005 and 2004 were $1,359,733 (as opposed to the $1,437,363 previously stated) and $291,422, respectively. The increase of $1,068,311 in Net Sales (restated) represents a 366% increase on a year over year basis and is directly attributable to the successful signing of significant contracts and completion of key installations. Continued successes in gaining market acceptance of our product offering contributed to winning additional competitive contracts with high profile customers.

General and Administrative expenses for the three months ended January 31, 2005 and 2004 was $601,390 (as opposed to the $606,168 previously stated) and $235,498 respectively. The increase of $365,892 (as opposed to the $370,671), approximating a 155% increase, in General and Administrative expenses is the result of additional personnel costs required to fulfill the successfully acquired contracts. The increased costs resulted from adding personnel required to support the deployment, delivery, and installation of our product which drove the increased sales volume. Additionally, other associated cost increases were incurred for infrastructure such as office space, communications, etc. Since there were more installations covering a larger geographic area travel costs also increased.

Net loss for the three months ended January 31, 2005 and 2004 was $138,380 (as opposed to a net loss of $65,528 previously stated) and $112,650, respectively. Losses increased by $25,730, or 22% due in large part to increased salaries and wages as well as expansion into larger facilities to accommodate the Company’s growth.

The amended 10-QSB/A also reflects the Interim CFO and Interim CEO’s conclusion that certain of its internal controls were deficient as of the quarter ended January 31, 2005 and certain material weaknesses existed as well, including a discussion on steps the Company is taking to address those issues.

In light of the need for a restatement and the material weaknesses in our internal controls, commencing in the third quarter of our 2005 fiscal year, we are beginning to undertake a review of our disclosure, financial information and internal controls and procedures. This review will include our efforts by our management and directors, as well as the use of additional outside resources. We are committed to addressing our control environment and reporting procedures.

About Superclick, Inc.

Superclick, Inc. (OTCBB:SPCK), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)) in worldwide hospitality, multi-tenant unit (MTU) and university markets. Superclick provides hotels, MTU residences and universities with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's proprietary technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC, Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada and the United States.

Safe Harbor Statement

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

SOURCE:	Superclick, Inc.
By Staff

CONTACT:	Superclick, Inc.
John Bevilacqua
Investor Relations
(866) 405-3959